PRESS RELEASE

January 23, 2006

(10:00 am for Immediate Release)

Chemung Financial Reports 2005 Earnings

Chemung Financial Corporation, the parent holding company of Elmira-based Chemung Canal Trust Company and CFS Group, Inc., has reported fourth quarter 2005 unaudited net income of $1.307 million vs. year-earlier results of $2.510 million, a decrease of 47.9%. Basic earnings per share for the fourth quarter of 2005 totaled $0.36 as compared with $0.67 for the same period a year ago, a decrease of 46.3% on approximately 72,000 fewer average shares outstanding.

Net income for the year totaled $6.590 million vs. $8.733 million for the previous year, a decrease of 24.5%. Basic earnings per share for 2005 decreased 22.8% from $2.32 to $1.79 per share on approximately 83,000 fewer average shares outstanding.

In a prepared statement released by the Corporation this morning, Jan P. Updegraff, President & Chief Executive Officer, stated:

"In analyzing the decline in net earnings for both the 2005 fourth quarter and year, we point to the prior year gain on the sale of our consumer credit card portfolio, and the prior year gains on the sale of securities. During the fourth quarter of 2004, our consumer credit card portfolio was sold to TCM Bank, N.A. (TCM). The net gain on the sale of this portfolio totaled $1.241 million, $948 thousand of which was recognized during the fourth quarter of 2004, with the remainder to be recognized over the remaining three-year term of our participation agreement with TCM. Accordingly, the fourth quarter 2005 gain related to this transaction was $922 thousand less than the amount recognized during the fourth quarter of last year. Additionally, during the fourth quarter of 2004, net gains on the sale of securities totaled $383 thousand, with no gains realized during the fourth quarter of this year.

Net interest income for the fourth quarter of 2005 was $108 thousand higher than the corresponding period of 2004, with our net interest margin increasing 16 basis points to 3.74%. We saw a $27.7 million increase in fourth quarter average loans compared to the fourth quarter 2004 average. The Corporation's average securities portfolio, however, has declined because of a very unattractive yield curve, with potential quality investments providing low interest rate spreads. The increase in average loans is reflective of the growth we have experienced throughout 2005 in all segments of our portfolio.

Excluding the impact of the above mentioned decreases in gains on the sale of the Corporation's consumer credit card portfolio and securities, all other fourth quarter 2005 non-interest income increased $272 thousand or 8.7% as compared to the corresponding period last year. This increase is primarily attributed to higher fee income generated through our Trust and Investment Center, due largely to the settlement of a large estate during the quarter, as well as increases in credit card merchant revenue and checkcard interchange income.

Fourth quarter 2005 operating expenses compared to the corresponding period in 2004 were up $1.011 million or 15.3%, due primarily to higher employee and director compensation, occupancy and data processing expenses. The operating expense increase was partially driven by the Corporation's expansion into Tompkins and Broome counties, with an office opened in each area and another expected to open during the Spring of 2006.

As noted above, the decrease in net income for the year 2005 was also impacted by the previous year's sale of the consumer credit card portfolio and a decrease in securities gains of $596 thousand. The net income decrease was also impacted by higher operating expenses, as well as lower net interest income, somewhat offset by a decrease in the provision for loan losses.

While our net interest margin for 2005 compared to last year increased 9 basis points to 3.74%, net interest income declined $520 thousand or 2.1%, principally due to a $30.6 million decrease in average earning assets. This decrease was primarily the result of a $40.8 million reduction in the Corporation's average securities portfolio, partially offset by a $15.1 million increase in average loans. The lower provision for loan losses, which declined from $1.5 million to $1.3 million, is reflective of management's review of the adequacy of our allowance for loan losses.

Excluding gains on the sale of the consumer credit card portfolio and securities, all other non-interest income for 2005 increased $186 thousand or 1.5% as compared to last year, with lower service charges on deposit accounts being offset primarily by higher Trust and Investment Center fee income, credit card merchant revenue and checkcard interchange income.

Operating expenses in 2005 compared to the previous year increased $1.834 million or 7.2%, largely the result of increases in employee and director compensation as well as higher occupancy expenses.

As our operations continue into the first quarter of 2006, we believe our expansion into new markets (Ithaca and the Greater Binghamton areas) provides great potential for the future growth of our company. We look forward to being an integral part of these communities."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.